Exhibit 99.4

AFFINITY GOLD CORP.
13570 Grove Drive #310
Maple Grove, MN 55311

Symbol: AFYG - Pinksheets

November 4th, 2013

NEWS RELEASE

AFFINITY GOLD CORP. ADDRESSES ITS RECENT CHANGE IN OTCMARKETS.COM LISTING STATUS

Maple Grove, Minnesota - November 4th, 2013 - Affinity Gold Corp. (AFYG.pk) ("Affinity" or "the Company") CEO Mr. Corey J. Sandberg issued the following statement today concerning the listing status of the company. Mr. Sandberg stated "the Company received the following communication from OTC Markets.com regarding its listing status. In addition, the Company has been in communication since last Friday with OTC Markets regarding the communication and is addressing immediately."

Dear Affinity Gold Corp.,

Your company has been labeled with Caveat Emptor at http://www.otcmarkets.com/stock/AFYG/company-info as a warning to investors for the following reason:

Public Interest Concern - There is unusual or unexplained trading activity in your security and there is no adequate current information available for investors.

The Caveat Emptor symbol (a Skull and Crossbones icon) will remain on the company profile until the company qualifies for either OTC Pink Current Information or OTCQB, and until OTC Market Group believes there is no longer a public interest concern.

Companies can qualify for OTC Pink Current Information or OTCQB by doing the following:

SEC Reporting companies must be current in their reporting obligations to the SEC through the EDGAR system.

Non-SEC Reporting companies must use the OTC Disclosure & News Service to make adequate current information available pursuant to the OTC Pink Basic Disclosure Guidelines and publish an Attorney Letter pursuant to the Attorney Letter Guidelines.

During the time it is labeled Caveat Emptor; quotations will not be published on otcmarkets.com for any security that is not in OTC Pink Current Information or OTCQB.

If you need further information, contact Issuer Services at issuers@otcmarkets.com or (212) 896-4420.

Thank you,

Issuer Services
OTC MARKETS
304 Hudson Street 3rd Floor
New York, NY 10013-1015
T +1 (212) 896-4420 | F +1 (212) 652-5920

The Company and its legal counsel will continue to be in constant communication with OTC Markets beginning this morning to immediately address the Company's current status so it may resume being quoted for our shareholders and the investment community.

The Company has been in communication with OTC Markets since early September to provide updated information and verify the Company's profile which was completed on September 19th, 2013 per OTC Markets formal process. The information the Company provided on September 19th is still accurate today.

Furthermore, the Company has been in communication since early September with the SEC Division of Corporation Finance's Office of Chief Accountant ("CFOCA") to determine how best to proceed with becoming current in its regulatory filing requirements. According to the CFOCA, since the Company is a 15(d) company it qualifies for an allowance permitting it to file a comprehensive 10-K covering the reporting periods since becoming delinquent, as opposed to having to file each K and Q during the same period. The Company will continue to work with the CFOCA and other divisions of the SEC to comply with its regulatory requirements as a reporting issuer until it has accomplished this objective and maintains good standing.

"The Company's reporting status has been a known issue since it became delinquent due to circumstances surrounding its previous auditor. Until late August of this year, we've had to focus more on the fundamentals of the company and had not been able to address its regulatory status due to limited resources and capacity. Since early September that has not been the case and the Company is now making progress towards the objective of becoming current, as well as others. As previously stated in our September 26th news release, we fully intend to accomplish the objective of becoming current in its filings by the end of Q1, 2014," stated Mr. Sandberg.

"As challenging as it may be, this continues to be an exciting time for Affinity. I firmly believe that as we continue to share our story and progress against our objectives towards becoming a regulatory compliant gold and silver Producer that we will see additional market interest and support," stated Mr. Sandberg.

Mr. Sandberg went on to say, "this temporary change in status with OTC Markets is of no reflection of the Company's vision and potential. The SEC and OTC Markets have their requirements to be met and it's the Company's responsibility to do so in a timely manner, period. We will continue to work with both the SEC and OTC Markets to fully meet and maintain its regulatory obligations and maximize the benefits and support each offers to fully reporting and compliant public companies."
About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition and development of near-term precious mineral production properties within Peru. Affinity Gold Corp.'s primary focus is on developing assets that have demonstrated historical production, contain documented and reliable data and can reasonably begin producing within 12-18 months at a cost of less than $900 per gold equivalent ounce.

www.affinitygold.com

CONTACT:
AFFINITY GOLD CORP.
Corey J. Sandberg
763-424-4754
csandberg@affinitygold.com

For further information please refer to the Company's filings with the SEC on EDGAR available at www.sec.gov

FORWARD-LOOKING STATEMENTS
This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.